REGAL BELOIT CORPORATION TARGET SUPPLEMENTAL RETIREMENT PLAN PARTICIPATION AGREEMENT

Participant Name:

Participant Social Security Number:

Eligibility Date:

Employment Commencement Date*:        ______________________
*For purposes of determining Years of Service for Early Retirement only.

I have received and read the material describing the REGAL BELOIT CORPORATION Target Supplemental Retirement Plan (the “Plan”) and my rights under the Plan. I acknowledge that I have been designated eligible to participate in the Plan, and I agree to be bound by its terms and provisions.
[ALTERNATIVE LANGUAGE: [Notwithstanding anything in the Plan to the contrary, I agree that my monthly retirement benefit under Section 4.01 of the Plan shall be reduced by an amount equal to $________. The Surviving Spouse benefit shall be calculated after taking into account such reduction from my benefit.
I understand that by participating in the Plan, my benefits under the 27/30 Plan are frozen as of April 10, 2012. I also understand that if I do not remain in employment until Early or Normal Retirement under the Plan, then I will forfeit my benefits under the Plan, and also not have accrued further benefits under the 27/30 Plan after April 10, 2012.]
This Participation Agreement shall inure to the benefit of, and be binding upon the Company and upon me and my surviving spouse entitled to receive payments under the Plan. I further understand that the Company may terminate or amend the Plan at any time, and that participation in the Plan does not create a contract or guarantee of employment.

Date                    Signature of Participant

REGAL BELOIT CORPORATION

Date